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                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               SEAMED CORPORATION

                                   ARTICLE 1.

                                      NAME

     The name of the corporation is SeaMED Corporation.

                                   ARTICLE 2.

                                    DURATION

     This corporation has perpetual existence.

                                   ARTICLE 3.

                                    PURPOSE

     This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended.

                                   ARTICLE 4.

                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the corporation is 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7078, and the name of the registered agent at such address is PTSGE Corp.

                                   ARTICLE 5.

                                 CAPITAL STOCK

     The total number of shares of stock that the corporation shall have the authority to issue is Fifteen Million (15,000,000) as follows:

     5.1 Ten Million (10,000,000) shares, which shares shall be of one class and shall be designated Common Stock, no par value per share. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     5.2 Five Million (5,000,000) shares of Preferred Stock, no par value per share.

     The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance of such shares in an aggregate amount not exceeding in the aggregate the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or

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series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

     Before the corporation shall issue any shares of Preferred Stock of any class and/or series, articles of amendment in a form meeting the requirements of the Washington Business Corporation Act, as amended from time to time (the "Act"), setting forth the terms of the class and/or series and fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series authorized by the Board of Directors to be issued shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Act, and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

                                   ARTICLE 6.

                               PREEMPTIVE RIGHTS

     Shareholders of this corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

                                   ARTICLE 7.

                                   DIRECTORS

     7.1 Number of Directors. The number of directors of this corporation shall be fixed in the manner specified by the bylaws of this corporation. The first director of the corporation is one (1) in number and his name and address is:
                                 W. Robert Berg
                          14500 Northwest 87th Street
                           Redmond, Washington 98052

The first director shall serve until the first annual meeting of the shareholders and until his successors are elected and qualified.

     7.2 Removal. Any director or the entire Board of Directors may be removed from office at any time, at a duly called special meeting of shareholders, by the affirmative vote of shareholders which satisfies the requirements of Article 11 applicable to amendment, modification, or repeal of these Articles.

     7.3 Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders. All directors elected to fill vacancies shall hold office for a term expiring at the next annual meeting of shareholders, but shall continue to serve despite the expiration of the director's term until his or her successor shall have been elected and qualified or until there is a decrease in the number of directors. No decrease in the number of directors constituting the Board of Directors shall shorten or eliminate the term of any incumbent director.

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     7.4  Classification of Directors. The directors shall be divided into three classes, with each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election. The term of office of the directors of the second class shall expire at the second annual meeting after their election. The term of office of directors of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

                                   ARTICLE 8.

                               CUMULATIVE VOTING

     Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

                                   ARTICLE 9.

                        LIMITATION OF DIRECTOR LIABILITY

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

          (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

          (b) Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation);

          (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                  ARTICLE 10.

                          INDEMNIFICATION OF DIRECTORS

     10.1 Indemnification. The corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

          (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

          (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

          (c) Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

     10.2 Authorization. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts

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or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

     10.3 Amendment. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE 11.

                                 MISCELLANEOUS

     11.1 Repeal of and Amendment to Articles of Incorporation. Unless otherwise provided herein, the provisions of these Articles of Incorporation may be repealed or amended upon the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the corporation. The provisions set forth in Section 7.1 of Article 7, Article 9, Article 10 and this sentence of Section 11.1 of Article 11 herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of capital stock of the corporation.

     11.2 Repeal of and Amendment to Bylaws. In furtherance and not in limitation of the powers conferred by the Washington Business Corporation Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the Bylaws of the corporation by a resolution adopted by a majority of the directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation as set forth therein.

     11.3 Special Meetings of Shareholders. Special meetings of the shareholders of the corporation for any purpose may be called at any time by the Board of Directors or an authorized committee of the Board of Directors, but such special meetings may not be called by any other person or persons.

                                  ARTICLE 12.

                                  INCORPORATOR

     The name and address of the incorporator is:

              Robert Vallelunga           5000 Columbia Center
                                          701 Fifth Avenue
                                          Seattle, WA 98104-7078

     The undersigned incorporator has signed these Articles of Incorporation as duplicate signed originals on October 1, 1996.

                                                  /s/ ROBERT VALLELUNGA
                                          --------------------------------------
                                                    Robert Vallelunga
                                                       Incorporator